Exhibit 99.1 Barnes 860.583.7070 | info@onebarnes.com onebarnes.com

BARNES REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS
Delivers Topline Growth and Improved Adjusted Operating Profit & Margin

•Sales of $339 million, up 6% versus prior year period; Organic Sales up 5%
•Operating Margin of 7.7%; Adjusted Operating Margin of 12.8%, up 30 bps from a year ago
•GAAP EPS of $0.34; Adjusted EPS of $0.58, up 4% versus prior year period
•Forecasts 2023 Organic Sales Growth of +7% to +9%
•Maintains 2023 Adjusted EPS Forecast of $2.15 to $2.30; Up 9% to 16% from 2022 Adjusted EPS of $1.98

July 28, 2023

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the second quarter 2023.

“Barnes highest priorities remain delivering topline growth and improving operational profitability driven by core business execution and transformational initiatives”, said Thomas J. Hook, President and Chief Executive Officer of Barnes. “During the second quarter, we grew revenues, advanced margins, and generated higher free cash flow as compared to a year ago. While significant work remains to drive commercial and operational excellence, our efforts to integrate our businesses, reduce complexity, and generate enhanced profitability continue to unlock the value embedded in Barnes,” added Hook.

Second Quarter 2023 Highlights

Second quarter 2023 net sales of $339 million were up 6% compared to the prior year period, with organic sales (1) increasing 5%. Foreign exchange had a modest positive impact of approximately 0.5%. Operating income was $26.0 million versus a loss of $28.2 million a year ago. Operating margin was 7.7%. Excluding restructuring & transformation related charges and acquisition transaction costs in the current year quarter, and a goodwill impairment charge and restructuring charges a year ago, adjusted operating income was $43.5 million, up 8%, and adjusted operating margin was 12.8%, up 30 bps. Acquisition transaction costs relate to the previously announced pending MB Aerospace acquisition which is expected to close later this year.

Interest expense in the second quarter of 2023 was $6.5 million, an increase of $3.2 million from the prior year due to a higher average interest rate. Other Income was $2.9 million, an increase of $2.5 million from last year, primarily driven by an increase in non-operating pension income.

The Company’s effective tax rate in the second quarter of 2023 was 22.5% compared to -27.1% in the year ago period (22.8% excluding the goodwill impairment charge) and 64.7% for the full year 2022. The

123 Main Street, Bristol, CT 06010-6376

decrease in the second quarter 2023 effective tax rate from the full year 2022 rate is primarily due to the absence of a goodwill impairment charge incurred in 2022, which is not tax deductible for book purposes.

Net income for the second quarter was $17.4 million, or $0.34 per share, compared to a loss of $39.6 million, or -$0.78 per share, a year ago. On an adjusted basis, net income per share of $0.58 was up 4% from $0.56 a year ago. Adjusted net income per share in the second quarter of 2023 excludes $0.19 of restructuring and transformation related charges and $0.05 of acquisition transaction costs.

Year-to-date cash provided by operating activities was $42.5 million versus $8.5 million a year ago primarily due to lower paid incentive compensation and a lower increase in working capital. Free cash flow was a positive $20.9 million compared to a negative $5.0 million last year. Capital expenditures were $21.6 million, an increase of $8.1 million.

A table reconciling non-GAAP to GAAP financial measures, including forward looking outlook information, is presented at the end of this press release.

Segment Performance
Industrial
Second quarter sales were $217 million, up 2% from $212 million in the prior year period. Organic sales increased approximately 2% while favorable foreign exchange increased sales by approximately 1%. Operating profit was $9.4 million versus a loss of $48.7 million in the prior year period. Excluding restructuring and transformation related charges of $13.4 million, adjusted operating profit of $22.8 million was up 17% and adjusted operating margin of 10.5% was up 130 bps. Adjusted operating profit benefited from positive pricing and favorable productivity.

Aerospace
Second quarter sales were $122 million, up 12% from $109 million last year. Aerospace original equipment manufacturing (“OEM”) sales increased 8%, while aftermarket sales increased 18%. Operating profit was $16.6 million, down 19% from $20.6 million in the prior year period. Excluding restructuring and transformation related charges of $0.5 million and acquisition transaction costs of $3.6 million, adjusted operating profit of $20.7 million was flat versus a year ago. Adjusted operating margin was 17.0%, down 190 bps from a year ago. Adjusted operating profit and adjusted operating margin were unfavorably impacted by productivity and product mix within the OEM business, offset in part by the benefits of higher sales volumes.

Aerospace OEM backlog was $805 million at the end of the second quarter, up 2% sequentially from March 2023 and up 7% from a year ago. The Company expects to convert approximately 50% of this backlog to revenue over the next 12 months.

Balance Sheet and Liquidity

Barnes’ balance sheet and liquidity profile remain well-positioned. The Company has liquidity of $75 million in cash and $537 million available under the revolving credit facility, subject to covenants which would have allowed $154 million under our current credit agreements. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 2.56 times at quarter end.

2023 Full Year Outlook

Barnes forecasts organic sales growth of 7% to 9% for 2023 with adjusted operating margin in the range of 12.5% to 13.5%. Adjusted earnings are expected to be in the range of $2.15 to $2.30 per share, up 9% to 16% from 2022’s adjusted earnings of $1.98 per share, consistent with our previous outlook. 2023 adjusted earnings per share are anticipated to exclude $0.54 related to the restructuring and transformation related activities announced to date and $0.08 related to the pending MB Aerospace acquisition. Capital expenditures are forecast to be approximately $50 million and cash conversion to be approximately 100% of net income. The adjusted effective tax rate for 2023 is expected to be between 24% and 25%, a reduction from our prior view driven by a change in geographic profit expectations. Aside from the acquisition transaction costs noted in our adjusted earnings, our 2023 outlook excludes any impacts from the pending MB Aerospace acquisition.

Conference Call Information

Barnes will conduct a conference call with investors to discuss the second quarter 2023 results at 8:30 a.m. ET today, July 28, 2023. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes’ website at www.onebarnes.com.

The conference is also available by direct dial at (888) 510-2379 in the U.S. or (646) 960-0691 outside of the U.S.; Conference ID 1137078. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, July 28, 2023, until 11:59 p.m. (ET) on Friday August 4, 2023, by dialing (647) 362-9199; Conference ID 1137078.

Note:

(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing business less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes

Barnes Group Inc. (NYSE: B) pioneers technologies to help change the world. Leveraging world-class manufacturing capabilities and market-leading engineering, we develop advanced processes, automation solutions and applied technologies for industries ranging from medical and personal care to mobility, packaging and aerospace. Customers benefit from our integrated hardware and software capabilities focused on improving the processing, control, service and sustainability of engineered plastics, factory automation technologies and precision components. For more information, please visit www.onebarnes.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," "may," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others: the Company’s ability to manage economic, business and geopolitical conditions, including rising interest rates, global price inflation and shortages impacting the availability of materials; the duration and severity of unforeseen events such as an epidemic or a pandemic, including their impacts across our business on demand, supply chains, operations and liquidity; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; challenges associated with the introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; the physical and operational risks from natural disasters, severe weather events, and climate change which may limit accessibility to sufficient water resources, outbreaks of contagious diseases and other adverse public health developments; acts of war, terrorism and other international conflicts; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; currency fluctuations and foreign currency exposure; impacts from goodwill impairment and related charges; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government-imposed sanctions, tariffs, trade agreements and trade policies; changes or uncertainties in laws, regulations, rates, policies or interpretations that impact the Company’s business operations or tax status, including those that address climate change, environmental, health and safety matters, and the materials processed by our products or their end markets; fluctuations in the pricing or availability of raw materials, freight, transportation, energy, utilities and other items required by our operations; labor shortages or other business interruptions at transportation centers, shipping ports, our suppliers’ facilities or our facilities; disruptions in information technology systems, including as a result of cybersecurity attacks or data security breaches; the ability to hire and retain senior management and qualified personnel; the ability to consummate the pending acquisition of MB Aerospace Group Holdings Limited in a timely manner or at all, including the ability to obtain required regulatory approvals, the ability of the parties to satisfy other conditions to the consummation of such acquisition, and the costs and other conditions relating to the financing of such transaction; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future litigation and governmental proceedings; the impact of actual, potential or alleged defects or failures of our products or third-party products within which our products are integrated, including product liabilities, product recall costs and uninsured claims; future repurchases of common stock; future levels of indebtedness; the impact of shareholder activism; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Category: Earnings

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2023	2022	% Change	2023	2022	% Change
Net sales	$338,984	$321,268	5.5	$674,341	$633,651	6.4

Cost of sales	224,625	212,754	5.6	450,868	419,944	7.4
Selling and administrative expenses	88,350	68,507	29.0	174,180	142,587	22.2
Goodwill impairment charge	—	68,194	NM	—	68,194	NM
	312,975	349,455	(10.4)	625,048	630,725	(0.9)
Operating income (loss)	26,009	(28,187)	NM	49,293	2,926	1,584.7

Operating margin	7.7%	-8.8%		7.3%	0.5%

Interest expense	6,512	3,325	95.8	11,819	6,893	71.5
Other expense (income), net	(2,894)	(403)	618.1	(1,553)	1,226	(226.7)
Income (loss) before income taxes	22,391	(31,109)	NM	39,027	(5,193)	NM
Income taxes	5,039	8,443	(40.3)	8,516	13,875	(38.6)
Net income (loss)	$17,352	$(39,552)	NM	$30,511	$(19,068)	NM

Common dividends	$8,099	$8,081	0.2	$16,195	$16,192	0.0

Per common share:
Net income (loss):
Basic	$0.34	$(0.78)	NM	$0.60	$(0.37)	NM
Diluted	0.34	(0.78)	NM	0.60	(0.37)	NM
Dividends	0.16	0.16	—	0.32	0.32	—

Weighted average common shares outstanding:
Basic	51,051,780	51,004,375	0.1	51,020,648	51,013,346	0.0
Diluted	51,225,545	51,004,375	0.4	51,245,163	51,013,346	0.5
NM - Not meaningful

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2023	2022	% Change		2023	2022	% Change
Net sales
Industrial	$216,971	$212,115	2.3		$435,079	$423,787	2.7
Aerospace	122,015	109,153	11.8		239,272	209,864	14.0
Intersegment sales	(2)	—			(10)	—
Total net sales	$338,984	$321,268	5.5		$674,341	$633,651	6.4

Operating profit (loss)
Industrial	$9,429	$(48,743)	NM		$13,962	$(33,990)	NM
Aerospace	16,580	20,556	(19.3)		35,331	36,916	(4.3)
Total operating profit (loss)	$26,009	$(28,187)	NM		$49,293	$2,926	1,584.7

Operating margin			Change				Change
Industrial	4.3%	-23.0%	2,730	bps.	3.2%	-8.0%	1,120	bps.
Aerospace	13.6%	18.8%	(520)	bps.	14.8%	17.6%	(280)	bps.
Total operating margin	7.7%	-8.8%	1,650	bps.	7.3%	0.5%	680	bps.
NM - Not meaningful

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$74,673	$76,858
Accounts receivable	311,977	291,883
Inventories	294,872	283,402
Prepaid expenses and other current assets	85,395	80,161
Total current assets	766,917	732,304

Deferred income taxes	12,138	18,028
Property, plant and equipment, net	320,461	320,139
Goodwill	842,152	835,472
Other intangible assets, net	422,922	442,492
Other assets	76,089	65,295
Total assets	$2,440,679	$2,413,730

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$8,011	$8
Accounts payable	144,137	145,060
Accrued liabilities	181,121	158,568
Long-term debt - current	1,487	1,437
Total current liabilities	334,756	305,073

Long-term debt	564,930	569,639
Accrued retirement benefits	44,852	54,352
Deferred income taxes	61,422	62,562
Long-term tax liability	21,714	39,086
Other liabilities	36,018	36,691

Total stockholders' equity	1,376,987	1,346,327
Total liabilities and stockholders' equity	$2,440,679	$2,413,730

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2023	2022
Operating activities:
Net income (loss)	$30,511	$(19,068)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	46,913	44,861
(Gain) loss on disposition of property, plant and equipment	(180)	47
Stock compensation expense	4,832	6,015
Non-cash goodwill impairment charge	—	68,194
Changes in assets and liabilities:
Accounts receivable	(18,102)	(30,232)
Inventories	(9,743)	(26,671)
Prepaid expenses and other current assets	(5,183)	(5,165)
Accounts payable	(2,300)	10,196
Accrued liabilities	16,745	(30,674)
Deferred income taxes	779	(1,261)
Long-term retirement benefits	(10,636)	(1,871)
Long-term tax liability	(13,029)	(6,949)
Other	1,860	1,097
Net cash provided by operating activities	42,467	8,519

Investing activities:
Proceeds from disposition of property, plant and equipment	149	92
Capital expenditures	(21,617)	(13,523)
Other	(722)	(1,645)
Net cash used by investing activities	(22,190)	(15,076)

Financing activities:
Net change in other borrowings	7,775	(1,372)
Payments on long-term debt	(112,927)	(70,369)
Proceeds from the issuance of long-term debt	101,208	80,000
Proceeds from the issuance of common stock	189	246
Common stock repurchases	—	(6,721)
Dividends paid	(16,195)	(16,192)
Withholding taxes paid on stock issuances	(376)	(154)
Other	(3,764)	(9,825)
Net cash used by financing activities	(24,090)	(24,387)

Effect of exchange rate changes on cash flows	(466)	(4,475)
Decrease in cash, cash equivalents and restricted cash	(4,279)	(35,419)

Cash, cash equivalents and restricted cash at beginning of period	81,128	111,909
Cash, cash equivalents and restricted cash at end of period	76,849	76,490
Less: Restricted cash, included in Prepaid expenses and other current assets	(2,176)	(2,122)
Less: Restricted cash, included in Other assets	—	(2,090)
Cash and cash equivalents at end of period	$74,673	$72,278

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2023	2022
Free cash flow:
Net cash provided by operating activities	$42,467	$8,519
Capital expenditures	(21,617)	(13,523)
Free cash flow (1)	$20,850	$(5,004)

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,					Six months ended June 30,
	2023	2022		% Change		2023	2022	% Change
SEGMENT RESULTS
Operating Profit (Loss) - Industrial Segment (GAAP)	$9,429	$(48,743)		NM		$13,962	$(33,990)	NM
Restructuring/reduction in force and transformation related charges	13,351	55				25,461	359
Goodwill impairment charge	—	68,194				—	68,194
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$22,780	$19,506		16.8		$39,423	$34,563	14.1

Operating Margin - Industrial Segment (GAAP)	4.3%	-23.0%		2,730	bps.	3.2%	-8.0%	1,120	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	10.5%	9.2%		130	bps.	9.1%	8.2%	90	bps.

Operating Profit - Aerospace Segment (GAAP)	$16,580	$20,556		(19.3)		$35,331	$36,916	(4.3)
Restructuring/reduction in force and transformation related charges	545	71				2,314	425
Acquisition transaction costs	3,559	—				3,559	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$20,684	$20,627		0.3		$41,204	$37,341	10.3

Operating Margin - Aerospace Segment (GAAP)	13.6%	18.8%		(520)	bps.	14.8%	17.6%	(280)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	17.0%	18.9%		(190)	bps.	17.2%	17.8%	(60)	bps.

CONSOLIDATED RESULTS
Operating Income (Loss) (GAAP)	$26,009	$(28,187)		NM		$49,293	$2,926	1,584.7
Restructuring/reduction in force and transformation related charges	13,896	126				27,775	784
Acquisition transaction costs	3,559	—				3,559	—
Goodwill impairment charge	—	68,194				—	68,194
Operating Income as adjusted (Non-GAAP) (1)	$43,464	$40,133		8.3		$80,627	$71,904	12.1

Operating Margin (GAAP)	7.7%	-8.8%		1,650	bps.	7.3%	0.5%	680	bps.
Operating Margin as adjusted (Non-GAAP) (1)	12.8%	12.5%		30	bps.	12.0%	11.3%	70	bps.

Diluted Net Income (Loss) per Share (GAAP)	$0.34	$(0.78)		NM		$0.60	$(0.37)	NM
Restructuring/reduction in force and transformation related charges	0.19	—				0.39	0.01
Acquisition transaction costs	0.05	—				0.05	—
Goodwill impairment charge	—	1.34				—	1.34
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.58	$0.56		3.6		$1.04	$0.98	6.1

	Full-Year 2022	Full-Year 2023 Outlook
Operating Margin (GAAP)	4.5%	9.4%	to	10.4%

Restructuring/reduction in force and transformation related charges	1.6%		2.7%
Acquisition transaction costs	—		0.4%
Goodwill impairment charge	5.4%		—

Operating Margin as adjusted (Non-GAAP) (1)	11.6%	12.5%	to	13.5%

Diluted Net Income per Share (GAAP)	$0.26	$1.53	to	$1.68

Restructuring/reduction in force and transformation-related charges	0.33		0.54
Acquisition transaction costs	—		0.08
Tax related CEO transition costs	0.06		—
Goodwill impairment charge	1.33		—

Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$1.98	$2.15	to	$2.30

NM - Not meaningful

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2023: 1) charges related to restructuring/reduction in force actions at certain businesses and business transformation costs (consulting fees related to transformation initiatives), including $27.8M reflected within operating profit ($13.9M in the second quarter) and ($1.1M) reflected within other expense (income), net, for both the year-to-date and quarter-to-date periods and 2) acquisition transaction costs related to the planned acquisition of MB Aerospace. The Company has excluded the following from its "as adjusted" financial measurements for 2022: 1) charges related to restructuring actions at certain businesses and 2) the goodwill impairment charge recorded in the second quarter of 2022 related to the Automation reporting unit. The tax effects of the restructuring actions and acquisition actions were calculated based on the respective tax jurisdictions and ranged from approximately 15% to approximately 30%. The goodwill impairment charge did not have a tax effect as it is not deductible for book purposes. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.